EXHIBIT 99.1

June 25, 2021

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS FINANCIAL RESULTS FOR FISCAL 2021

MIDLAND, TX – 06/25/2021 – Mexco Energy Corporation (NYSE American: MXC) reported results on its Annual Report, Form 10-K to the Securities and Exchange Commission (“SEC”) for the fiscal year ended March 31, 2021.

Operating revenues in fiscal 2021 were $2,799,004, an increase of 2% when compared to fiscal 2020 operating revenues of $2,738,540. This is the result of a 14% increase in oil production, a 10% increase in natural gas production and a 64% increase in natural gas prices partially offset by a 23% decrease in oil prices.

Mexco reported net income of $417,075 for the quarter ending March 31, 2021, approximately five times the prior quarter ending December 31, 2020 primarily due to increases in oil and natural gas prices.

The Company reported net income of $155,932 or $0.08 per diluted share, for fiscal year 2021, compared to a net loss of $99,478, or ($0.05) per diluted share, for fiscal 2020.

The Company participated in the drilling of 25 wells consisting of 22 horizontal wells and 3 vertical wells at a cost of approximately $1,042,000 for the fiscal year ending March 31, 2021, of which twelve are in preparation to complete. All of the horizontal wells are in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico. In addition, the Company expended approximately $270,000, the balance required to complete 22 horizontal wells located in Lea and Eddy Counties, New Mexico, which were drilled during fiscal 2020.

In addition to the above working interests, there were 57 gross wells (.13 net wells) drilled by other operators on the Company’s royalty interests. Approximately 22% of the fiscal 2021 revenues were produced from royalties free of expense to Mexco.

The Company’s estimated present value of proved reserves at March 31, 2020 was approximately $14 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item2 – Properties” of Form 10-K. The Company’s estimated proved oil reserves at March 31, 2021 decreased 27% to 738 thousand barrels of oil and natural gas liquids, and natural gas reserves decreased 5% to 4.595 billion cubic feet over the prior fiscal year. This reduction in reserves was primarily the result of the lower oil prices during fiscal 2021 and reserves written off due to the five-year limitation. They are primarily working interests in a unit in the Wolfcamp B Zone in Upton and Reagan Counties, Texas which are on a lease held by production and still in place to be developed in the future. For fiscal 2021, oil constituted approximately 49% of the Company’s total proved reserves and approximately 73% of the Company’s revenues.

The President and Chief Financial Officer of the Company stated, “We are pleased to report increased volumes of oil and gas production. Our Annual Report indicates the value of prices to Mexco: If the average oil price had increased or decreased by ten dollars per barrel for fiscal 2021, our oil revenue would have changed by $503,270. If the average gas price had increased or decreased by one dollar per mcf for fiscal 2021, natural gas revenue would have changed by $324,205. Our outstanding debt as of June 25, 2021 is $800,000 or approximately 9% of equity.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2021. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.